Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2004, relating to the consolidated financial statements and financial statement schedules of HCC Insurance Holdings, Inc., which appears in HCC Insurance Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
January 7, 2005